                                   CREDIT AGREEMENT



                                  RAYMOND L. LOEWEN

                                     AS BORROWER

                                         -AND-





                                      AS LENDER





                             DATED AS OF OCTOBER 23, 1997



                                 DAVIES, WARD & BECK

                                  TABLE OF CONTENTS


                                      ARTICLE I
                                    INTERPRETATION

1.1      Definitions.......................................................   1
1.2      Sections and Headings.............................................  14
1.3      Number............................................................  14
1.4      Banking Days......................................................  14
1.5      Currency of Payments..............................................  14
1.6      Conflict with Security Documents..................................  14
1.7      Schedules.........................................................  14

                                      ARTICLE II
                                 THE CREDIT FACILITY

2.1      Aggregate Amount..................................................  15
2.2      Term..............................................................  15

                                     ARTICLE III
                               THE REFINANCING FACILITY

3.1      Purpose...........................................................  15
3.2      Availability and Conversion.......................................  15
3.3      Interest..........................................................  15
3.4      Repayment and Prepayment..........................................  16
3.5      Event of Default..................................................  17
3.6      Sale of Certain Pledged Shares....................................  17

                                      ARTICLE IV
                               THE ACQUISITION FACILITY

4.1      Purpose...........................................................  18
4.2      Availability......................................................  18
4.3      Interest..........................................................  18
4.4      Repayment and Prepayment..........................................  19

                                      ARTICLE V
                            THE INTEREST PAYMENT FACILITY

5.1      Purpose...........................................................  19
5.2      Availability......................................................  19

5.3      Interest..........................................................  20
5.4      Repayment and Prepayment..........................................  20

                                      ARTICLE VI
                                  EVIDENCE OF LOANS

6.1      Evidence of Indebtedness..........................................  21
6.2      Irrevocability....................................................  21

                                     ARTICLE VII
                      PAYMENTS, INTEREST, PRINCIPAL, FEES, ETC.

7.1      Deferred Interest.................................................  21
7.2      Default Interest..................................................  21
7.3      Prepayments.......................................................  21
7.4      Method and Place of Payment.......................................  22
7.5      Change of Circumstances...........................................  22
7.6      Increased Costs...................................................  23
7.7      Illegality........................................................  24
7.8      Maximum Rate of Interest..........................................  24
7.9      Commitment Fee....................................................  25

                                     ARTICLE VIII
                           REPRESENTATIONS AND WARRANTIES.

8.1      Representations and Warranties....................................  26
8.2      Nature of Representations and Warranties..........................  30

                                      ARTICLE IX
                                 CONDITIONS PRECEDENT

9.1      Conditions for Closing............................................  30
9.2      Conditions for Drawdowns..........................................  31
9.3      Waiver............................................................  32

                                      ARTICLE X
                          SECURITY, MARGIN, AND DISPOSITIONS

10.1     Security Documents................................................  33
10.2     Margin............................................................  33
10.3     Distributions.....................................................  34
10.4     Voting Rights.....................................................  35

                                      ARTICLE XI
                                      COVENANTS

11.1     Affirmative Covenants.............................................  35
11.2     Negative Covenants................................................  38

                                     ARTICLE XII
                                  EVENTS OF DEFAULT

12.1     Acceleration......................................................  39
12.2     Remedies Cumulative and Waivers...................................  40
12.3     Set-Off...........................................................  40

                                     ARTICLE XIII
                         COSTS, EXPENSES AND INDEMNIFICATION

13.1     Costs and Expenses................................................  40
13.2     Indemnification by the Borrower...................................  41

                                     ARTICLE XIV
                                       GENERAL

14.1     Survival..........................................................  41
14.2     Notices...........................................................  41
14.3     Amendment and Waiver..............................................  42
14.4     Governing Law.....................................................  42
14.5     Courts............................................................  42
14.6     Further Assurances................................................  43
14.7     Enforcement and Waiver by the Lender..............................  43
14.8     Execution in Counterparts.........................................  43
14.9     Judgment Currency.................................................  43
14.10    Assignments and Transfer..........................................  44
14.11    Invalidity........................................................  44

         CREDIT AGREEMENT made as of the 23rd day of October, 1997.

B E T W E E N:

                   RAYMOND L. LOEWEN,
                   a businessman residing in Burnaby, British Columbia, (hereinafter referred to as the "BORROWER"),

                                                             OF THE FIRST PART,

                                        -and-


                   a Canadian chartered bank,

                   (hereinafter referred to in such capacity, as the "LENDER"),

                                                            OF THE SECOND PART.

         WHEREAS the Borrower has requested that the Lender provide a credit facility up to an aggregate amount not exceeding $190 million and the Lender has agreed to provide such facility upon and subject to the terms and conditions set forth;

         NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

                                      ARTICLE I
                                    INTERPRETATION

1.1      DEFINITIONS.   In this Agreement, unless something in the subject
matter or context is inconsistent therewith:

"ACCEPTABLE MARGIN RATIO" means, at any time during the Acquisition Period, a Margin Ratio of 1.70:1.00 and at any time thereafter a Margin Ratio of 1.25:1.00, provided that, if at any time a Drawdown of a Canadian Dollar Loan is made, the Acceptable Margin Ratio from and after the later of (i) the date the first Drawdown of a Canadian Dollar Loan is made and (ii) the day following the end of the Acquisition Period shall be 1.30:1.00;

"ACQUIRED SHARES" means the Common Shares to be acquired by the Borrower with the proceeds of the Acquisition Facility as provided in Section 4.1;

"ACQUISITION FACILITY" means the non-revolving credit facility in an aggregate amount of up to $110 million to be made available to the Borrower hereunder as set forth in Article IV;

"ACQUISITION PERIOD" means the period commencing on the Closing Date and ending on the earlier of (i) 11:59 p.m. (Toronto time) on the 90th day after the Closing Date and (ii) the date that the Borrower shall have drawn down the full amount of the Acquisition Facility;

"ADDITIONAL INTEREST" has the meaning set out in Section 7.6;

"ADDITIONAL PRINCIPAL AMOUNT" means the amount determined in accordance with Schedule A, being a portion of the principal amount of the Acquisition Facility which shall become payable on the Loan Termination Date;

"AGREEMENT" means this agreement and any and all amendments made hereto by written agreement between the Borrower and the Lender;

"ASSOCIATE" has the meaning attributed thereto in the SECURITIES ACT (Ontario) as now in effect;

"AUTHORIZATION" means any permit, licence, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, authorization, privilege, registration, grant, waiver or concession by or from any Official Body;

"BA INTEREST PERIOD" means, with respect to the BA Rate Loan, the period of approximately three months duration, in each case commencing on the date a Prime Rate Loan Conversion shall occur or the last day of the preceding BA Interest Period with respect to such BA Rate Loan, as the case may be; provided that in any case, the last day of each BA Interest Period shall also be the first day of the next BA Interest Period and provided that the last BA Interest Period hereunder shall expire on the Loan Termination Date;

"BA RATE" means, for each BA Interest Period, a rate per annum equal to the discount rate per annum expressed as an interest rate calculated on the basis of a year of 365 days for Canadian dollar bankers' acceptances in an amount similar to the BA Rate Loan and for a period similar to such BA Interest Period which appears on the display page designated as the CDOR Page (or any replacement page) by Reuters Money Market Service (or any successor or similar service as may be selected by the Lender) as of 10:00 a.m. (Toronto time) on the first Canadian Banking Day preceding the first day of such BA Interest Period as reported by the Lender;

"BA RATE LOAN" means a loan in Canadian Dollars as the result of the Conversion referred to Section 3.2 made by the Lender to the Borrower hereunder on which interest is payable by reference to the BA Rate;

"BANKING DAY" means, with respect to each Fixed Rate Loan and Base Rate Loan, a U.S. Banking Day, with respect to the LIBOR Loan, a Eurodollar Banking Day and with respect to the BA Rate Loan and each Prime Rate Loan, a Canadian Banking Day;

"BASE RATE" means, for any day, a rate per annum equal to the higher of:

             (i) the annual variable rate of interest quoted or published by the Lender from time to time as the base rate of interest charged by it for commercial loans in U.S. Dollars made by it in Canada for such day; and

            (ii) the sum of (x) the Federal Funds Rate for such day multiplied by a fraction, the numerator of which is the number of days in the calendar year in which such day occurs and the denominator of which is 360 and (Y) 1%.

"BASE RATE LOAN" means a loan made by the Lender to the Borrower hereunder on which interest is payable by reference to Base Rate;

"BASIC PRINCIPAL AMOUNT" means, at any time, the aggregate principal amount of Fixed Rate Loans outstanding under the Acquisition Facility at such time;

"BORROWERS' CERTIFICATE" means a certificate signed by the Borrower;

"BUSINESS DAY" means a day on which banks are open for business in Toronto, Ontario and Vancouver, British Columbia but does not include a Saturday or Sunday;

"CANADIAN BANKING DAY" means a Business Day;

"CANADIAN DOLLARS" or "CAN $" means the lawful currency of Canada in immediately available funds;

"CANADA DOLLAR LOANS" means collectively, all Prime Rate Loans and the BA Rate Loan;

"CHANGE IN LAW" has the meaning set out in Section 7.6;

"CLOSING DATE" means October 24, 1997 or such other date as may be mutually agreed to by the Lender and the Borrower;

"COLLATERAL" means the Pledged Shares, the Specified Options and any other property and assets to be subject to the Lien of the Security Documents; provided Initially Pledged Shares shall only form part of the Collateral from and after the respective dates that the Lender shall obtain possession thereof as provided in Section 9.2(e);

"COMMITMENT FEE" has the meaning set forth in Section 7.9;

"COMMON SHARES" means the common shares without par value of the Corporation and shall include any shares or other securities into or for which such common shares may be converted, subdivided, consolidated, reclassified or exchanged, including, without limitation, securities of any Person;

"CONTROL BLOCK" means, in relation to the Corporation, any securities of the Corporation beneficially owned or controlled by a Control Person;

"CONTROL PERSON" means, a Person who is either (i) a Person referred to in clause (c) of the definition of "distribution" in the SECURITIES ACT (Ontario) or (ii) a "control person" as defined in the SECURITIES ACT (British Columbia);

"CONVERSION" means a conversion of a Base Rate Loan into the LIBOR Loan as provided in Section 3.2 or Section 7.5 (a "Base Rate Loan Conversion"), a conversion of a Prime Rate Loan into a BA Rate Loan as provided in Section
3.2 (a "Prime Rate Loan Conversion"), the conversion of the LIBOR Loan into a Base Rate Loan as provided in Section 3.5 or Section 7.5 (a "LIBOR Loan Conversion") or the conversion of a BA Rate Loan into a Prime Rate Loan as provided in Section 3.5 (a "BA Rate Loan Conversion");

"CORPORATION" means The Loewen Group Inc., a British Columbia corporation;

"CREDIT FACILITY" has the meaning set out in Section 2.1;

"CREDIT FACILITY DOCUMENTS" means this Agreement, the Security Documents, and all other documents to be executed and delivered to the Lender by an Obligor hereunder or thereunder;

"DEBT" of any Person means all indebtedness or liabilities of a Person for and in respect of borrowed money, including, without limitation, obligations with respect to bankers' acceptances, letters of credit and letters of guarantee and all such indebtedness or liabilities which are directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire;

"DEFAULT" means an event which with the giving of notice, passage of time or both would constitute an Event of Default;

"DEFERRED INTEREST" means interest on any Loan the payment of which is deferred as provided in Section 7.1 and any interest on such deferred interest;

"DISTRIBUTIONS" means all dividends and distributions in respect of the Pledged Securities, including, without limitation, stock dividends, securities received as a result of stock splits, interest payments, dividend payments, reductions in capital, redemptions, repurchases and repayments, conversion privileges, options and all rights to purchase additional securities and includes any Common Shares issued upon the exercise of the Specified Options;

"DRAWDOWN" means, subject as otherwise hereinafter provided, the drawdown of a Loan to be made pursuant to Sections 3.2, 4.2, or 5.2;

"DRAWDOWN DATE" means the date (being a Banking Day) on which a Drawdown is made;

"DRAWDOWN NOTICE" means a notice substantially in the form annexed hereto as Schedule B given to the Lender by the Borrower pursuant to Sections 3.2, 4.2 or 5.2;

"EQUIVALENT AMOUNT" means, on any date, the amount of Canadian Dollars or U.S. Dollars, as the case may be, required to convert an amount from Canadian Dollars to U.S. Dollars or from U.S. Dollars to Canadian Dollars, as the case may be, at the spot rate of exchange quoted as the offering rate by the main branch of the Lender located in Toronto at approximately noon (Toronto time) on that date in accordance with its normal practice;

"EURODOLLAR BANKING DAY" means a day on which banks are open for business in Toronto, Ontario, New York, New York and London, England and on which dealings in U.S. Dollar deposits are transacted in the London interbank market, but does not include a Saturday or a Sunday;

"EVENT OF BANKRUPTCY" means, in respect of any Person, that such Person shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally as they become due, or shall make a general assignment for the benefit of creditors; or any proceeding, filing or action shall be instituted by or against any such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief of for the appointment of a receiver, trustee, liquidator, custodian or other similar official for it or for any substantial part of its property, including without limitation any such proceeding under the BANKRUPTCY AND INSOLVENCY ACT (Canada) or the COMPANIES' CREDITORS ARRANGEMENTS ACT (Canada) and, in the case of any such proceeding instituted against such Person (but not instituted, authorized or consented to by such Person), either such proceeding shall remain undismissed or unstayed for a period of 10 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against such Person or for the appointment of a receiver, trustee, liquidator, custodian or other similar official for such Person or for any substantial part of its property) shall occur;

"EVENT OF DEFAULT" means any of the following events:

         (a) an Obligor shall fail to pay any principal, interest, fees or other amounts hereunder or under any of the other Credit Facility Documents when the same become due and payable;

         (b) any representation or warranty made by an Obligor herein or in any other Credit Facility Document, or any representation, warranty or certification made by an Obligor in any certificate or other writing delivered in connection with any of the Credit Facility Documents, or any representation or warranty deemed to be made or repeated by an Obligor as provided herein or therein, shall prove to have been incorrect in any material respect when made or deemed to be made or repeated and, if capable of being remedied, such Default shall not be remedied within 10 days thereafter;

         (c) any Obligor shall fail to perform the covenant in Section 11.1(l) and such Default shall continue for a period of 30 days;

         (d)  the Borrower shall fail to perform any of his obligations under
              Section 10.3 within the time and in the manner provided therein;

         (e) an Obligor shall fail to perform or observe any term, covenant or agreement (other than as referred to in clauses (a), (b), (c) or (d) above) contained in any of the Credit Facility Documents, and such Default shall continue for a period of 10 days;

         (f) an Obligor or the Corporation shall fail to pay the principal of or premium or interest on any Debt which is outstanding in an aggregate principal amount in excess of $5 million (or, in the case of the Corporation, such other amount as shall be provided in the equivalent provision of the Senior Credit Facility), or the equivalent amount in any other currency, when the same becomes due and payable or to perform any other covenant in respect of such Debt and such failure shall continue for the lesser of (i) 30 days and (ii) the expiry of the grace period applicable to such Debt;

         (g) if the Margin Ratio shall be less than the Acceptable Margin Ratio at any time and, except as provided in clause (h) below, such circumstance shall not be rectified within 3 Business Days thereafter;

         (h)  if the Margin Ratio shall be less than 1.15:1 at any time;

         (i) an Obligor or the Corporation shall commit or permit to exist any Event of Bankruptcy in respect of the Obligor or the Corporation;

         (j) any judgment or order for the payment of money in respect of an Obligor or the Corporation in excess of $5 million (or in the case of the Corporation, such other amount as shall be provided in the equivalent provision of the Senior Credit Facility), or the equivalent amount in any other currency, shall be rendered against an Obligor or the Corporation unless such judgment or order has been stayed on appeal or otherwise is being contested in good faith and against which appropriate reserves have been established in accordance with generally accepted accounting principles;

         (k) there occurs a material adverse affect in respect of the business or financial conditions in respect of an Obligor, the Security Documents or the ability of an Obligor to perform its obligations under the Credit Facility Documents;

         (l) there occurs a material change in the business or financial condition of the Corporation and the occurrence of any event in respect of the Corporation which could have or is a "Material Adverse Effect" as defined in the Senior Credit Facility will be deemed to constitute a material change in the business or financial condition of the Corporation;

         (m) any material change in the control of the Corporation shall occur and such circumstance is not rectified within 60 days thereafter;

         (n) a cease trading order, stop trading order or similar order, direction or ruling shall be issued by any Official Body in respect of the Common Shares or the Pledged Securities or any other event or circumstance shall occur which would materially restrict the ability of the Lender to realize on the Collateral and such event or circumstance shall not be rectified within a period of 24 hours;

         (o) either (i) the Obligors, together with all Associates of the Obligors, shall become, in the aggregate, the owners, directly or indirectly, legally or beneficially or shall control, (either individually or jointly with each other or with any other Person) more than 20% of all the issued Voting Securities of the Corporation or (ii) an Official Body has determined that an Obligor or any Associate of an Obligor is a Control Person of the Corporation;

         (p) the Common Shares shall cease to be listed on either the New York Stock Exchange or The Toronto Stock Exchange;

         (q) if the Corporation shall cease to be a reporting issuer in good standing under the securities laws of Ontario or British Columbia or shall be in default of any of its disclosure, reporting or filing requirements under the Exchange Act and such circumstance is not rectified within 10 days thereafter;

         (r) if the security interests in the Collateral created by the Security Documents cease to constitute a first priority security interest therein in favour of the Lender or any Obligor shall dispute or contest the validity or priority of any such security interest;

         (s) if any of the Credit Facility Documents cease in any material respect to be valid, binding or an enforceable obligation of the Obligor which is a party thereto;

"EXCESS AMOUNT" shall have the meaning attributed thereto in Section 7.3(d);

"EXCHANGE ACT" means the United States Securities Exchange Act of 1934;

"FEDERAL FUNDS RATE" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%), calculated on the basis of a year of 360 days, equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the U.S. Banking Day next succeeding such day, provided that (i) if such day is not a U.S. Banking Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding U.S. Banking Day as so published on the next succeeding U.S. Banking Day, the Federal Funds Rate for such day shall be the average rate quoted to the Lender on such day on such transactions as determined by the Lender;

"FIXED RATE" means 5% per annum;

"FIXED RATE LOAN" means a loan made by the Lender to the Borrower hereunder on which interest in payable by reference to the Fixed Rate;

"GAAP" means the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants or any successor institute applicable as at the date on which such calculation is made or required to be made;

"GUARANTOR" means any of LLP, LFLP and LFI and "GUARANTORS" means all of such Guarantors, collectively;

"HURDLE RATE" shall have the meaning attributed thereto in Schedule A;

"INTEREST AMOUNT" shall have the meaning attributed thereto in Schedule A;

"INTEREST PAYMENT DATE" means:

         (a) with respect to each Base Rate Loan or Prime Rate Loan, the last Business Day of each succeeding calendar month after the making of such Loan and the date of repayment of the principal of such Loan under Sections 3.4 or 5.4, as applicable;

         (b) with respect to Base Rate Loans under the Refinancing Facility, a date on which a Base Rate Loan Conversion shall occur;

         (c) with respect to Prime Rate Loans under the Refinancing Facility, a date on which a Prime Rate Loan Conversion shall occur;

         (d) with respect to each Fixed Rate Loan, each anniversary date of the Closing Date and the date of repayment of the principal of such Loan or the Basic Principal Amount, as the case may be, under Section 4.4 or 5.4, as the case may be;

         (e) with respect to the LIBOR Loan, each of the last day of each LIBOR Interest Period, a date on which a LIBOR Loan Conversion shall occur and the date of repayment of the principal of such Loan under Section 3.4;

         (f) with respect to the BA Rate Loan, each of the last day of each BA Interest Period, a date on which a BA Rate Conversion shall occur and the date of repayment of the principal of such Loan under Section 3.4;

and in all cases shall mean the Loan Termination Date.

"INTEREST PAYMENT FACILITY" means the non-revolving credit facility in an aggregate amount of up to $20 million (or the Equivalent Amount in Canadian Dollars) to be made available to the Borrower hereunder as set forth in
Article V;

"INTEREST PERIOD" means a BA Interest Period or a LIBOR Interest Period;

"INITIALLY PLEDGED SHARES" means the 6,382,800 Common Shares owned by the Obligors as at the Closing Date as referred to in Schedule C;

"JUDGMENT CONVERSION DATE" has the meaning set forth in Section 14.9(a);

"JUDGMENT CURRENCY" has the meaning set forth in Section 14.9(a);

"LFI" means Loewen Financial Inc., a corporation continued under the laws of British Columbia;

"LFLP" means Loewen Financial Limited Partnership, a limited partnership established under the laws of Alberta and extra-provincially registered under the laws of British Columbia;

"LLP" means Loewen Limited Partnership, a limited partnership established under the laws of British Columbia;

"LENDERS' COUNSEL" means the firm of Davies, Ward & Beck, Toronto, Ontario, or such other firm of legal counsel as the Lender may from time to time designate;

"LIBOR INTEREST PERIOD" means, with respect to the LIBOR Loan, the period of approximately three months' duration, in each case commencing on the date a Base Rate Loan Conversion shall occur or the last day of the preceding LIBOR Interest Period with respect to such LIBOR Loan, as the case may be, provided that in any case the last day of each LIBOR Interest Period shall also be the first day of the next LIBOR Interest Period and provided that the last LIBOR Interest Period hereunder shall expire on the Loan Termination Date;

"LIBOR LOAN" means a loan in the United States Dollars as a result of the Conversion referred to in Section 3.2 made by the Lender to the Borrower hereunder on which interest is payable by reference to the LIBOR Rate;

"LIBOR RATE" means, for each LIBOR Interest Period, the rate of interest per annum, expressed on the basis of a 360-day year, which is the simple average (rounded upwards, if necessary, to the nearest whole multiple of 1/16th of 1%) of the rates, expressed as a rate of interest per annum on the basis of a year of 360 days, at which United States dollar deposits are offered to the Lender by leading banks in the London interbank market at approximately 9:30 a.m. (Toronto time) on the second Eurodollar Banking Day prior to the first day of such LIBOR Interest Period, in an amount similar to such LIBOR Loan and for a period similar to such LIBOR Interest Period;

"LIEN" means any mortgage, pledge, lien, hypothecation, security interest, adverse claim or other encumbrance, charge or interest (whether fixed, floating or otherwise) or title retention, any right of set-off (arising otherwise than by operation of law) and any deposit of monies under any agreement or arrangement whereby such monies may be withdrawn only upon fulfilment of any condition of any kind with any creditor to have its claims satisfied prior to other creditors with or from the proceeds of any properties, assets or revenues of any kind now owned or later acquired and, in relation to the Pledged Shares, means any restriction or limitation under contract (other than the Security Documents) or at law on the ability of the Lender or the owner thereof to sell or otherwise dispose of the same;

"LOAN" means a Fixed Rate Loan, a Base Rate Loan, a Prime Rate Loan. a LIBOR Loan or a BA Rate Loan;

"LOAN ACCELERATION DATE" shall have the meaning attributed thereto in Section 12.1;

"LOAN TERMINATION DATE" means the earlier of (i) the Maturity Date; (ii) the Loan Acceleration Date and (iii) the date on which the Basic Principal Amount of the Acquisition Facility shall be repaid in full;

"MARGIN RATIO" means the ratio of the Market Value of the Pledged Shares to the Outstanding Balance;

"MARKET VALUE" means, on any date, the closing price of the Common Shares on the immediately preceding trading day on the New York Stock Exchange or if not then listed or traded on the New York Stock Exchange then the Equivalent Amount in U.S. Dollars of the closing price of the Common Shares on the immediately preceding trading day on The Toronto Stock Exchange or if not then listed or traded on The Toronto Stock Exchange then on the Montreal Exchange;

"MARKET VALUE OF THE TOTAL ACQUIRED SHARES" has the meaning attributed thereto in Schedule A;

"MATURITY DATE" has the meaning attributed thereto in Section 2.2;

"NET WORTH STATEMENT" means a statement certified by the Borrower reflecting in reasonable detail (i) the assets and liabilities (actual and contingent) of the Borrower, the Guarantors and Persons effectively controlled by the Borrower as a date not more than 30 days prior to its delivery to the Lender as herein provided; (ii) as a separate amount the aggregate amount of Debt of the Obligors as at such date; and (iii) such other information as the Lender may reasonably require;

"NORMAL COURSE DISTRIBUTION" means Distributions in the form of cash dividends paid on the Pledged Shares not exceeding an amount of $0.20 per Common Share (as currently constituted) during any fiscal year of the Corporation; provided that if the Common Shares shall be consolidated, split or otherwise amended or a stock dividend payable in Common Shares shall be declared thereon, the above reference to $0.20 shall be adjusted accordingly;

"NOTICE OF AMOUNT" has the meaning set forth in Section 7.6;

"OBLIGATIONS" means all obligations, liabilities and indebtedness of the Obligors under the Credit Facility Documents, including, without limitation, indebtedness in respect of all fees, costs, expenses and indemnity obligations hereunder or thereunder;

"OBLIGORS" means, collectively, the Borrower and the Guarantors;

"OFFICIAL BODY" means any governmental body or any agency, authority, bureau, commission, department or instrumentality thereof, or any court, tribunal or arbitrator, including, without limitation, any securities commission or stock exchange in Canada or the United States having jurisdiction over the Obligors or the Corporation;

"OUTSTANDING BALANCE" means the amount (or in the case of amounts in Canadian Dollars, the Equivalent Amount in U.S. Dollars) owing from time to time by the Borrower under the Credit Facility Documents on account of principal (including the Basic Principal Amount but excluding the

Additional Principal Amount), interest (including Deferred Interest and accrued interest not yet due and payable) and fees;

"PERMITTED BID" has the meaning attributed thereto in Schedule A;

"PERMITTED ENCUMBRANCES" means, as of any particular time (i) Liens arising under the Security Documents; and (ii) any other liens consented to in writing by the Lender;

"PERSON" means an individual, partnership, corporation, limited liability company, trust, unincorporated association, joint venture or other entity, or a foreign state or political subdivision thereof or any agency or instrumentality of such state or subdivision;

"PLEDGED SECURITIES" means, collectively, the Pledged Shares and the Specified Options;

"PLEDGED SHARES" means the Initially Pledged Shares; the Acquired Shares and any Common Shares made subject to the Security Documents pursuant to Sections 10.2, 10.3 and 11.2(c); provided that for the purpose of the definition of "Margin Ratio", the term "Pledged Shares" shall not include any Common Shares which at the time of calculation of Margin Ratio are not subject to a valid first priority security interest in favour of the Lender or are subject to any order, direction, ruling or certificate referred to in clause (n) of the definition of "Event of Default";

"PRIME RATE" means, for any day, a rate per annum equal to the higher of:

         (a) the variable rate of interest per annum established and reported from time to time by the Lender as the reference rate of interest then in effect for determining interest rates on Canadian Dollar denominated commercial loans made by it in Canada; and

         (b) the sum of (x) the rate per annum equal to the discount rate per annum expressed as an interest rate calculated on the basis of a year of 365 days for Canadian dollar bankers' acceptances having a term of 30 days which appears on the display page designated as the CDOR Page (or any replacement page) by Reuters Money Market Service (or any successor or similar service as may be selected by the Lender) as of 10:00 a.m. on the date of determination as reported by the Lender and (y) 1%.

"PRIME RATE LOAN" means a loan made by the Lender to the Borrower hereunder on which interest is payable by reference to the Prime Rate;

"REFINANCING FACILITY" means a non-revolving credit facility in an aggregate amount of up to $60 million (or the Equivalent Amount in Canadian Dollars) to be made available to the Borrower in accordance with Article III;

"REFINANCING PERIOD" means the period commencing on the Closing Date and ending on the earlier of (i) 11:59 p.m. (Toronto time) on the 30th day after the Closing Date and (ii) the date that the Borrower shall have drawndown the full amount of the Refinancing Facility;

"SECURITY DOCUMENTS" has the meaning attributed thereto in Section 10.1;

"SENIOR CREDIT FACILITY" means the $1 billion revolving credit facility and all agreements entered into in connection therewith among the Corporation,
Loewen Group International Inc.,                                        and
certain others dated May 15, 1996 as amended, supplemented, modified or replaced from time to time;

"SPECIFIED EVENT" has the meaning attributed thereto in Schedule A;

"SPECIFIED OPTIONS" means stock options issued to the Borrower under the Stock Option Plan to acquire up to 1,550,747 Common Shares as currently constituted;

"STOCK OPTION PLAN" means Employee Stock Option Plan (Canada) of the Corporation, as amended and restated from time to time;

"TERM" means the period commencing on the Closing Date and ending on the Loan Termination Date;

"TOTAL PRINCIPAL AMOUNT" means the aggregate of the Basic Principal Amount and the Additional Principal Amount and constitutes the aggregate principal amount of the Acquisition Facility outstanding as at the Loan Termination Date;

"TOTAL PORTFOLIO VALUE OF TOTAL ACQUIRED SHARES" has the meaning attributed thereto in Schedule A;

"U.S. DOLLARS" or "UNITED STATES DOLLARS" or "U.S.$" or "$" means the legal currency of the United States;

"U.S. DOLLAR LOANS" means collectively, all Base Rate Loans and Fixed Rate Loans and the LIBOR Loan;

"U.S. BANKING DAY" means a day on which banks are open for business in Toronto, Ontario, Vancouver, British Columbia and New York, New York but does not include a Saturday or a Sunday; and

"VOTING SECURITIES" shall have the meaning attributed thereto in the SECURITIES ACT (Ontario);

1.2 SECTIONS AND HEADINGS. The division of this Agreement into Articles and Sections and the insertion of an index and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expression refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3 NUMBER. Words importing the singular number only shall include the plural and VICE VERSA, words importing the masculine gender shall include the feminine and neuter genders and VICE VERSA and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and VICE VERSA.

1.4 BANKING DAYS. Whenever any payment to be made hereunder is stated to be due or any action to be taken hereunder is stated to be required to be taken on a day other than a Banking Day, such payment shall be made or such action shall be taken on the next succeeding applicable Banking Day (except in the case of the expiry of a LIBOR Interest Period or a BA Interest Period where the next Banking Day would occur in the following calendar month in which case the payment to be made on such day shall be made on the immediately preceding Banking Day), and in the case of the payment of any monetary amount, the extension of time shall be included for the purposes of computation of interest, if any, thereon.

1.5 CURRENCY OF PAYMENTS. All payments made hereunder in respect of U.S. Dollar Loans and other amounts denominated in U.S. Dollars shall be made in U.S. Dollars. All payments made hereunder in respect of Canadian Dollar Loans and other amounts denominated in Canadian Dollars shall be made in Canadian Dollars.

1.6 CONFLICT WITH SECURITY DOCUMENTS. In the event that there is a conflict or inconsistency between any provision of the Security Documents and this Agreement, the provisions of this Agreement shall prevail.

1.7 SCHEDULES. The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule A:        Calculation of Additional Principal Amount
Schedule B:        Form of Drawdown Notice
Schedule C:        Details and Ownership of Initially Pledged Shares and
                   Specified Options
Schedule D:        Form of Borrower's Security Agreement
Schedule E:        Form of Guarantor's Security Agreement
Schedule F:        Form of Guarantee
Schedule G:        Matters to be Included in Opinion of Borrowers' Counsel
Schedule H         Details of Acquisitions and Holdings of Securities of the
                   Corporation

                                  ARTICLE II
                             THE CREDIT FACILITY

2.1 AGGREGATE AMOUNT. The Lender agrees to make available to the Borrower in accordance with and subject to the terms and conditions of this Agreement a committed non-revolving credit facility (the "Credit Facility") in the principal amount of up to $190 million, consisting of the Refinancing Facility, the Acquisition Facility and the Interest Payment Facility.

2.2 TERM. The term of the Credit Facility, unless earlier terminated as herein provided, shall commence on the Closing Date and end at 11:59 p.m. (Toronto time) on the day which is the third anniversary of the Closing Date or such later date as may be mutually agreed to in writing by the Lender and the Borrower (the date on which the Credit Facility shall so terminate being herein called the "Maturity Date").

                                  ARTICLE III
                            THE REFINANCING FACILITY

3.1 PURPOSE. The Refinancing Facility shall be used by the Borrower solely for the purpose of repaying indebtedness secured by the Initially Pledged Shares.

3.2 AVAILABILITY AND CONVERSION. The Refinancing Facility shall be available for drawdowns by way of Base Rate Loans or Prime Rate Loans at any time or from time to time during the Refinancing Period by way of irrevocable Drawdown Notices given to the Lender not later than 11:00 a.m (Toronto time) on the first Banking Day prior to each Drawdown Date; provided that no more than four Drawdowns shall be permitted and the amount of any Drawdown shall not be less than $10,000,000 or the Equivalent Amount in Canadian Dollars. Any portion of the principal amount of the Refinancing Facility not drawndown during the Refinancing Period shall be permanently cancelled. On the last day of the Refinancing Period, the Borrower shall pay the Lender all accrued and unpaid interest on the Base Rate Loans and the Prime Rate thereunder, the Base Rate Loans shall be converted into a single LIBOR Loan and the Prime Rate Loans shall be converted into a single BA Rate Loan.

3.3      INTEREST.

    (a) Each Base Rate Loan under the Refinancing Facility shall bear interest at a rate per annum equal to the Base Rate in effect from time to time. Such interest shall be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date, the date a LIBOR Loan Conversion shall occur or the preceding Interest Payment Date for such Loan, as the case may be, to and including the day preceding such Interest Payment Date and shall be calculated on the principal amount of such Loan outstanding on the basis of the actual number of days elapsed in a year of 365 days, or 366 days in the case of a leap year. Changes in the Base

Rate shall cause an immediate adjustment of the interest payable on such Loan without the necessity of any notice to the Borrower.

    (b) Each Prime Rate Loan under the Refinancing Facility shall bear interest at a rate per annum equal to the Prime Rate in effect from time to time. Such interest shall be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date for such Loan, the date a BA Rate Conversion shall occur or the preceding Interest Payment Date for such Loan, as the case may be, to and including the date preceding such Interest Payment Date and shall be calculated on the principal amount of such Loan outstanding on the basis of the actual number of days elapsed in a year of 365 days, or 366 days in the case of a leap year. Changes in the Prime Rate shall cause an immediate adjustment of the interest payable on such Loan without the necessity of any notice to the Borrower.

    (c) The LIBOR Loan under the Refinancing Facility, and any Deferred Interest thereon, shall bear interest during each LIBOR Interest Period applicable thereto at a rate per annum equal to the LIBOR Rate with respect to such LIBOR Interest Period plus 1%. The rate so quoted by the Lender as the LIBOR Rate from time to time shall be conclusive and binding on the Borrower. Subject to Section 7.1, such interest shall be payable in arrears on each Interest Payment Date for the period from and including the date a Base Rate Loan Conversion shall occur or preceding Interest Payment Date for such Loan, as the case may be, to and including the date preceding such Interest Payment Date on the basis of the actual number of days elapsed divided by 360. The yearly rate of interest to which the rate determined in accordance with the foregoing provisions of this Section 3.3(c) is equivalent to the rate so determined multiplied by the actual number of the days in the calendar year in which such an Interest Payment Date occurs and divided by 360.

    (d) A BA Rate Loan under the Refinancing Facility, and any Deferred Interest thereon, shall bear interest during each BA Interest Period applicable thereto at a rate per annum equal to the BA Rate with respect to such BA Interest Period plus 1%. The rate so quoted by the Lender as the BA Rate from time to time shall be conclusive and binding on the Borrower. Subject to Section 7.1, such interest shall be payable in arrears on each Interest Payment Date for the period from and including the date a Prime Rate Loan Conversion shall occur or the preceding Interest Payment Date for such Loan, as the case may be, to and including the date preceding such Interest Payment Date on the basis of the actual number of days elapsed in a year of 365 days, or 366 in the case of a leap year.

3.4 REPAYMENT AND PREPAYMENT. The Borrower shall have the option to make prepayments on account of the principal of and interest on the Refinancing Facility in accordance with the provisions of Section 7.3(a) hereof. The Borrower shall be obligated to make prepayments on account of the principal of and interest on the Refinancing Facility in accordance with the provisions of Sections 7.3(b) and (d). The Borrower shall repay the outstanding principal amount of the Refinancing Facility together with the accrued and unpaid interest thereon (including Deferred Interest thereon) on the Loan Termination Date. Except for a repayment on the Loan Termination

Date, any repayment or prepayment on account of the LIBOR Loan or the BA Rate Loan under the Refinancing Facility shall be made on the last of an Interest Period applicable thereto.

3.5 EVENT OF DEFAULT. If an Event of Default shall occur and be continuing, the LIBOR Loan shall, at the option of the Lender, be converted into a Base Rate Loan and the BA Rate shall, at the option of the Lender, be converted into a Prime Rate Loan.

3.6      SALE OF CERTAIN PLEDGED SHARES.

    (a) NOTICE AND CONSENT. At any time or from time to time when a Default shall not be continuing, the Borrower may request the Lender by notice in writing to consent to the Borrower's selling Common Shares forming part of the Pledged Shares, such notice to contain at least the following information:

             (i) the number of the Pledged Shares intended to be sold and the certificate numbers for such shares;

            (ii) the price or range of prices at which the Borrower intends to sell such shares;

           (iii) the stock exchange(s) through which the Borrower intends to sell such shares; and

            (iv) the period of time during which the Borrower intends to attempt to obtain offers to purchase such shares.

The Lender agrees that it will not unreasonably withhold its consent to any such requested sale.

    (b) CONDITIONS OF SALE. Each sale requested by the Borrower and consented to by the Lender in accordance with Section 3.6(a) shall be subject to such conditions as the Lender may reasonably require including the following:

             (i)  each sale shall be effected using the services of
                        (as such term is defined in Section 11.1(h)) and
                  shall be subject to brokerage commissions at the normal
                  published rate of             (or such other rate as may be
                  mutually agreed upon by the Borrower and               );

            (ii) the sale shall be effected through the stock exchange(s) specified in the applicable notice from the Borrower and at prevailing market prices for Common Shares on such exchange;

           (iii) the net proceeds (after brokerage commissions) from such sale shall be applied to make a prepayment on account of the Refinancing Facility (any excess net proceeds after repayment in full of the Refinancing Facility to be applied in accordance with
                  Section 7.3(c));

            (iv) the Borrower shall have delivered to the Lender an opinion from counsel acceptable to the Lender and in form and terms satisfactory to the Lender to the effect that such proposed sale is being made in compliance with applicable securities laws and stock exchange requirements;

             (v) the Lender shall be reasonably satisfied that the sale of such shares at prevailing market prices and the application of the net proceeds therefrom as aforesaid will not result in a reduction of the Margin Ratio;

            (vi) the aggregate number of Pledged Shares which may be sold pursuant to this Section 3.6 shall not exceed 2,000,000 Common Shares (as presently constituted); and

           (vii) no request for sale may be made after the Refinancing Facility shall have been repaid in full.

The Borrower shall forthwith notify the Lender of any sale of Pledged Shares effected pursuant to this Section 3.6 and, contemporaneously with delivery to the Lender of the net proceeds therefrom to be applied as aforesaid, the Lender shall deliver to the Borrower (or as it may in writing direct) certificates representing the shares so sold accompanied by the stock powers of attorney relating thereto and, at the request and expense of the Borrower, written confirmation that any security interest under the Security Documents in any Pledged Shares so sold is released and discharged, and thereupon the security interest is such shares created by the applicable Security Document shall be deemed to be released and discharged.

                                   ARTICLE IV
                            THE ACQUISITION FACILITY

4.1 PURPOSE. The Acquisition Facility shall be used by the Borrower solely for the purpose of acquiring Common Shares through secondary market purchases during the Acquisition Period.

4.2 AVAILABILITY. The Acquisition Facility shall be available for drawdowns by way of Fixed Rate Loans at any time or from time to time during the Acquisition Period by way of irrevocable Drawdown Notices in each case given to the Lender not later than 11:00 a.m (Toronto time) on the first U.S. Banking Day prior to each Drawdown Date. Any portion of the principal amount of the Acquisition Facility not drawdown during the Acquisition Period shall be permanently cancelled.

4.3 INTEREST. The Basic Principal Amount of the Acquisition Facility outstanding from time to time, and any Deferred Interest thereon, shall bear interest at a rate per annum equal to the Fixed

Rate. Subject to Section 7.1, such interest shall be payable in arrears on each Interest Payment Date for the period from and including the Drawdown Date for such Loan or the preceding Interest Payment Date, as the case may be, to and including the date preceding such Interest Payment Date on the basis of the actual number of days elapsed in a year of 365 days, or 366 days in the case of an Interest Payment Date occurring in a leap year.

4.4 REPAYMENT AND PREPAYMENT. The Borrower shall have the option to make prepayments on account of the Basic Principal Amount of and interest on the Acquisition Facility in accordance with the provisions of Section 7.3(a) hereof. The Borrower shall be obligated to make prepayments on account of the Basic Principal Amount of, and interest on, the Acquisition Facility in accordance with the provisions of Sections 7.3(b) and (d). No prepayments on account of the Initial Principal Amount shall be made during the Acquisition Period. The Borrower shall repay the Total Principal Amount together with the accrued and unpaid interest (including Deferred Interest thereon) on the Loan Termination Date.

                                  ARTICLE V
                         THE INTEREST PAYMENT FACILITY

5.1 PURPOSE. The Interest Payment Facility shall be used by the Borrower solely for the purpose of paying interest on the Credit Facility.

5.2 AVAILABILITY. The Interest Payment Facility shall be available from time to time during the Term (or until the earlier drawdown of all of the Interest Payment Facility) by irrevocable Drawdown Notices in each case given to the Lender not later than 11:00 a.m (Toronto time) on the first U.S. Banking Day prior to each Drawdown Date. Each Drawdown Date for Drawdowns under the Interest Payment Facility shall be on an Interest Payment Date and the amount of any Drawdown shall not exceed the amount of interest payable (and not otherwise paid) on such Interest Payment Date. Drawdowns to make payments of interest on the Acquisition Facility shall be by way of Fixed Rate Loans, Drawdowns to make payments of interest on the LIBOR Loan under the Refinancing Facility or Base Rate Loans under the Interest Payment Facility shall be by way of Base Rate Loans and Drawdowns to make payments of interest on the BA Rate Loan under the Refinancing Facility or the Prime Rate Loans under Interest Payment Facility shall be by way of Prime Rate Loans.
If the Borrower shall not have paid the full amount of the interest payable on such Interest Payment Date either out of his own funds or by making a Drawdown under the Interest Payment Facility as hereinbefore provided, so long as any amount is available to be drawn down under the Interest Payment Facility, the Borrower shall be deemed, at 12:01 p.m. on the Interest Payment Date, to have made a Drawdown or Drawdowns under the Interest Payment Facility by way of a Fixed Rate Loan, Base Rate Loan and/or Prime Rate Loan, as applicable, in the amount of the unpaid interest (or such lesser amount as is then available under the Interest Payment Facility) and to have paid the amount so drawn down to the Lender on account of interest payable on such Interest Payment Date.

5.3      INTEREST.

    (a) A Fixed Rate Loan under the Interest Payment Facility (and any Deferred Interest thereon) shall bear interest at a rate per annum equal to the Fixed Rate. Subject to Section 7.1, such interest shall be payable in arrears on each Interest Payment Date for the period from and including the Drawdown Date for such Loan or the preceding Interest Payment Date for such Loan, as the case may be, to and including the date preceding such Interest Payment Date on the basis of the actual number of days elapsed in a year of 365 days, or 366 days in the case of an Interest Payment date occurring in a leap year.

    (b) Each Base Rate Loan under the Interest Payment Facility (and any Deferred Interest thereon) shall bear interest at a rate per annum equal to the Base Rate in effect from time to time. Subject to Section 7.1, such interest shall be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date for such Loan or the preceding Interest Payment Date for such Loan, as the case may be, to and including the day preceding such Interest Payment Date and shall be calculated on the basis of the actual number of days elapsed in a year of 365 days, or 366 days in the case of an Interest Payment Date occurring in a leap year. Changes in the Base Rate shall cause an immediate adjustment of the interest payable on such Loan without the necessity of any notice to the Borrower.

    (c) Each Prime Rate Loan under Interest Payment Facility (and any Deferred Interest thereon) shall bear interest at a rate per annum equal to the Prime Rate in effect from time to time. Subject to Section 7.1, such interest shall be payable in arrears on each Interest Payment Date for such Loan for the period from and including the Drawdown Date for such Loan or the preceding Interest Payment Date for such Loan, as the case may be, to and including the date preceding such Interest Payment Date and shall be calculated on the basis of the actual number of days elapsed in the year of 365 days, or 366 days in case of Interest Payment Date occurring in a leap year. Changes in the Prime Rate shall cause an immediate adjustment of the interest payable on such Loan without the necessity of any notice to the Borrower.

5.4 REPAYMENT AND PREPAYMENT. The Borrower shall have the option to make prepayments on account of the principal of and interest on the Interest Payment Facility in accordance with the provisions of Section 7.3(a) hereof. The Borrower shall be obligated to make prepayments on account of the principal of and interest on the Interest Payment Facility in accordance with the provisions of Sections 7.3(b) and (d). The Borrower shall repay the outstanding principal amount of the Interest Payment Facility together with the accrued and unpaid interest thereon (including Deferred Interest thereon) on the Loan Termination Date.

                                   ARTICLE VI
                               EVIDENCE OF LOANS

6.1 EVIDENCE OF INDEBTEDNESS. The Lender shall open and maintain, in accordance with its usual practice, books of account evidencing all Loans under the Credit Facility and the Lender shall enter in the foregoing accounts details of every Drawdown, Drawdown Date and Conversion Date in respect of the Credit Facility and of all amounts from time to time owing or paid by the Borrower to the Lender with respect to the Credit Facility and the amounts of principal, interest and fees payable from time to time in connection with the Credit Facility. The information entered in the foregoing accounts shall constitute, in the absence of manifest error, conclusive evidence of the obligations of the Borrower to the Lender hereunder with respect to the Credit Facility, the date and amount of Drawdowns and Conversions under the Credit Facility and the amounts the Borrower has paid from time to time on account of the principal of and interest on the Loans made pursuant to the Credit Facility.

6.2 IRREVOCABILITY. The giving by the Borrower of a Drawdown Notice hereunder shall be irrevocable and shall oblige such Borrower to take the action contemplated on the date specified therein.

                                  ARTICLE VII
                   PAYMENTS, INTEREST, PRINCIPAL, FEES, ETC.

7.1 DEFERRED INTEREST. In the event that the Borrower shall not make payment on account of interest accrued on any Loan (other than Base Rate Loans and Prime Rate Loans under the Refinancing Facility) on the applicable Interest Payment Date and the Drawdowns under the Interest Payment Facility shall not then be available, then interest otherwise payable on such non-excluded Loan shall thereafter accrue and be compounded on each successive Interest Payment Date at the rate applicable to the Loan and the obligation to pay such interest shall be deferred until the Loan Termination Date or such earlier date as provided herein.

7.2 DEFAULT INTEREST. Any amounts under any of the Credit Facility Documents which are not paid when due and payable in accordance with the provisions thereof (other than for greater certainty Deferred Interest prior to the Loan Termination Date) shall bear interest from time to time at a rate per annum equal to, in the case of U.S. Dollar Loans and other amounts denominated in U.S. Dollars, the Base Rate plus 2%, and in the case of Canadian Dollar Loans and other amounts denominated in Canadian Dollars, the Prime Rate plus 2%, which interest, in each case, shall be compounded monthly on the last Business Day of each month and shall be payable on demand.

7.3      PREPAYMENTS.

    (a) The Borrower may, at any time or from time to time make prepayments on account of the Credit Facility provided that the Borrower shall have provided the Lender with written notice of such prepayment at least two Banking Days prior to the prepayment date specifying the amount of the Prepayment and the Loan or Loans in respect of which such prepayment is being made.

    (b) The Borrower shall make prepayments on account of the Credit Facility out of the proceeds of, or as a result of Distributions, on the Pledged Shares as provided in Section 10.2, and in the circumstances set forth in Section 10.3.

    (c) Any prepayment made pursuant to subsection (a) or (b) shall be applied firstly on account of Deferred Interest, secondly on account of the outstanding principal amount of the Refinancing Facility, thirdly on account of the outstanding principal amount of the Interest Payment Facility and thereafter on account of the Basic Principal Amount outstanding.

    (d) In the event that at any time the sum of (i) the aggregate principal amount of all U.S. Dollar Loans then outstanding and (ii) the Equivalent Amount in U.S. Dollars of the aggregate principal amount of all Canadian Dollar Loans then outstanding exceeds $190,000,000 (the amount of such excess being herein called the "Excess Amount"), the Borrower shall, within one Business Day thereafter, make a prepayment equal to the Excess Amount on account of the Credit Facility. Any such prepayment shall be applied firstly, on account of the outstanding principal amount of the Refinancing Facility, secondly on account of the outstanding principal amount of the Interest Payment Facility and thereafter on the account of the Basic Principal Amount then outstanding.

    (e) In the event that any payment or prepayment under any of the Credit Facility is made in one currency and is required therein to be applied on account of amounts payable in the other currency, the amount actually paid in the first mentioned currency shall be deemed to constitute payment of the Equivalent Amount in the other currency.

7.4      METHOD AND PLACE OF PAYMENT.

    (a) PAYMENTS. All payments to be made by the Borrower under this Agreement shall be made in funds having same day value to the Lender at the principal offices of the Lender in Toronto, Ontario. Any such payment shall be made on the date upon which such payment is due, in accordance with the terms hereof, no later than 12:00 p.m. (Toronto time).

    (b) NO SET-OFF OR COUNTERCLAIM. All payments to be made by the Borrower or a Guarantor shall be made free and clear of and without any deduction or on account of any set-off or counterclaim.

7.5      CHANGE OF CIRCUMSTANCES.

    (a) In the event and on each occasion that, before the first day of any Interest Payment Date of a LIBOR Loan, the Lender shall determine that sufficient U.S. Dollar deposits are not reasonably available to the Lender in order to fund or to continue to fund the LIBOR Loan, the

Lender shall give written notice of such determination to the Borrower, and the LIBOR Loan, on the Interest Payment Date, shall be automatically converted into a Base Rate Loan. The Borrower may convert the Base Rate Loan into a LIBOR Loan at any time thereafter by not less than 2 Eurodollar Banking Days notice to the Lender and subject to the provisions of this
Section 7.5.

    (b) In the event that at any time the Lender makes a determination, which shall be binding upon the Borrower, that:

             (i) by reason of circumstances affecting the London interbank market, adequate and fair means do not exist for ascertaining the rate of interest with respect to the LIBOR Loan during the ensuing LIBOR Interest Period;

            (ii) the making or continuing of the LIBOR Loan by the Lender has been made impracticable by the occurrence of an event which materially and adversely affects the London interbank market; or

           (iii) the cost to the Lender of funding the LIBOR Loan for the immediately following LIBOR Interest Period does not accurately reflect the effective cost of the Lender's funding for that LIBOR Interest Period, then the Lender may give notice thereof to the Borrower and the LIBOR Loan shall be converted on the second Eurodollar Banking Day following the date of such notice into a Base Rate Loan.

7.6 INCREASED COSTS. In the event that (i) the coming into force of any applicable law, regulation, treaty or official directive (whether or not having the force of law) after the date hereof or (ii) any change in any existing applicable law, regulation, treaty or official directive (whether or not having the force of law), or in the interpretation or application thereof by any court or by any governmental authority, central bank or other authority or entity charged with the administration, interpretation or application thereof which now or hereafter (each such event being hereinafter referred to as a "Change in Law"):

         (a) subjects the Lender to any tax or changes the basis of taxation, or increases any existing tax, on payments of principal, interest or other amounts payable by the Borrower to the Lender under this Agreement (except for taxes on the overall net income or capital of a Lender), or

         (b) imposes, modifies or deems applicable any reserve, special deposit, insurer's assessment or similar requirements against assets held by, or deposits in or for the account of or loans by or any other acquisition of funds by an office of the Lender, or

         (c) either (i) requires the Lender to take into account a greater percentage of the Credit Facility outstanding than was the case immediately prior to such Change in Law in the determination by the Lender of the amount of capital required or expected to be maintained by it and, as a result, the amount of such capital is increased, or (ii) will have the effect of increasing the amount of capital required or expected to be maintained by the Lender based on its obligations hereunder, or

         (d) changes the basis of taxation (other than as aforesaid) of the Lender in respect of payments of principal or interest payable by such Lender in respect of deposits from third parties acquired to effect or maintain the Credit Facility or any part thereof, and the result of any of the foregoing is to increase the cost to the Lender or reduce the income receivable by it, reduce the effective return realizable by the Lender in respect of the Credit Facility to an extent which the Lender deems to be material, the Lender shall give notice thereof to the Borrower (herein called a "Notice of Amount") stating the amount of Additional Interest (as hereinafter defined) incurred by the Lender. The Borrower shall pay to the Lender, within 10 days of the date of receipt of any Notice of Amount, that amount (in this Article VII referred to as "Additional Interest") which shall compensate the Lender for such additional cost or reduction in income or effective return and certificate of a duly authorized officer of the Lender setting forth the Additional Interest shall be PRIMA FACIE evidence of the Additional Interest absent manifest error. In determining such Additional Interest, the Lender may use any reasonable averaging and attribution methods.

7.7 ILLEGALITY. If any applicable law coming into force after the date hereof, or if any change in any existing applicable law or regulation or in the interpretation or application thereof by any court or any statutory board or commission, now or hereafter makes it unlawful for the Lender to make or maintain the Loans or to give effect to its obligations in respect thereof, the Lender may, by written notice thereof to the Borrower, declare its obligations under this Agreement to be terminated, and the Borrower shall prepay, within the time required by such law, all Loans outstanding hereunder together with accrued interest thereon and such Additional Interest as may be applicable to the date of such payment. If any such event shall, in the opinion of the Lender, only affect part of the Loans outstanding, the remainder of the Loans may be continued and the obligations of the Obligors under the Credit Facility Documents shall continue.

7.8 MAXIMUM RATE OF INTEREST. Notwithstanding anything herein or in any Credit Facility Document to the contrary:

         (a) In the event that any provision of this Agreement or any other Credit Facility Documents would oblige any Obligor to make any payment of interest or other amount payable to the Lender thereunder in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lender of interest at a criminal or prohibited rate (as such terms are construed under the CRIMINAL CODE

              (Canada) or any other applicable law), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted NUNC PRO TUNC to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lender of interest at a criminal or prohibited rate, such adjustment to be effected to the extent necessary, as follows:

               (i) firstly, by reducing the amount or rate of interest exigible under Article III, IV and V of this Agreement; and

              (ii) thereafter, by reducing any fees, commissions, premiums and other amounts which would constitute interest for the purposes of Section 347 of the CRIMINAL CODE (Canada) or any other applicable law.

         (b) If, notwithstanding the provisions of subsection 7.8(a) and after giving effect to all adjustments contemplated thereby, the Lender shall receive an amount in excess of the maximum permitted by such subsection, then the amount which would be excessive shall be deemed to be a partial prepayment of principal pursuant to subsection 7.3(a) made on the last day that any such interest was paid to the Lender. If, after application of any such excess payment to repayment of principal as hereinbefore provided, the Lender continues to hold an amount in excess of the maximum permitted by subsection 7.8(a), the Borrower shall be entitled, by notice in writing to the Lender, to obtain reimbursement from the Lender of an amount equal to such excess, and pending such reimbursement such amount shall be deemed to be an amount payable by the Lender to the Borrower.

         (c) Any amount or rate of interest referred to in this Section 7.8 shall be determined in accordance with generally accepted actuarial practices and principles over the Term and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive for the purposes of such determination.

In determining whether or not the interest paid or payable under the Credit Facility Documents exceeds the maximum amount permitted by subsection 7.8(a), the Borrower and Lender shall, to the maximum extent permitted under the CRIMINAL CODE (Canada) or any other applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest,
(ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate and spread the total amount of interest rateably over the entire Term.

7.9 COMMITMENT FEE. The Borrower shall pay to the Lender on the execution and delivery of this Agreement a commitment fee in respect of the Credit Facility in the amount of $100,000 (the "Commitment Fee").

                                  ARTICLE VIII
                        REPRESENTATIONS AND WARRANTIES.

8.1 REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants as follows to the Lender and acknowledges and confirms that the Lender is relying upon such representations and warranties:

         (a) AUTHORIZATION. Each of the Credit Facility Documents, including the granting of the security provided for thereunder, has been duly authorized (in the case of the Guarantors), executed and delivered by the applicable Obligor and will constitute the legal, valid and binding obligation of the applicable Obligor enforceable against such Obligor in accordance with its terms.

         (b) CONFLICT WITH CONSTATING DOCUMENTS AND AGREEMENTS. Neither the execution and delivery by an Obligor of the Credit Facility Documents to which it is a party nor the consummation by any such Obligor of any of the transactions therein contemplated (including the pledge of the Pledged Securities or the acquisition of the Acquired Shares) nor compliance by any such Obligor with the terms, conditions and provisions thereof, will conflict with or result in a breach of any of the terms, conditions or provisions of:

                (i) in the case of a Guarantor, the partnership agreement or constating documents or by-laws of any such Guarantor;

               (ii) any agreement, instrument or arrangement to which any such Obligor is now a party or by which it, or its properties are, or may be, bound, or constitutes a default thereunder;

              (iii) any judgment or order, writ, injunction, decree or ruling of any Official Body; or

               (iv)  any applicable law.

         (c) NO OTHER AUTHORIZATION NECESSARY. No action of, or filing with, any Official Body is required to authorize, or is otherwise required in connection with, the execution, delivery and performance by any Obligor of the Credit Facility Documents to which it is a party or the completion of any transaction contemplated thereby.

         (d) CORPORATE STATUS AND POWER. LFI is a corporation duly incorporated and organized and validly subsisting under the BRITISH COLUMBIA COMPANY ACT; LLP is a limited partnership duly constituted and organized and validly subsisting under the laws of the Province of British Columbia; LFLP is a limited partnership duly constituted, organized and validly subsisting under the laws of the Province of Alberta; each Guarantor has adequate and sufficient power and authority to execute, deliver and perform its obligations under the Credit Facility Documents to which it is a party and to undertake any transaction contemplated thereby.

         (e) LITIGATION. There are no actions, suits or proceedings pending against the Obligors or the Corporation or, to the best of his knowledge, threatened (nor to the best of the Borrower's knowledge is there any pending investigation) against or involving any Obligor or the Corporation, at law or in equity or before or by an federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, (including, without limitation, any cease trading or similar orders issued by, or any investigations or proceedings conducted by any Canada or United States securities commissions or stock exchanges) which involve a reasonable possibility (so far as he can foresee) of any material adverse change in the business, properties or financial condition of any Obligor or the Corporation, or of any materially adverse impairment of the value of the security constituted by the Security Documents or any limitation or restrictions or the ability of the Lender to dispose of the Pledged Shares, and none of the Obligors or the Corporation is in default with respect to any judgement, order, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which involves a reasonable possibility (so far as he can foresee) of either any such material adverse change, materially adverse impairment or limitation or restriction.

         (f) INITIALLY PLEDGED SHARES. The Initially Pledged Shares are beneficially owned by the respective Obligors in the respective numbers set forth in Schedule C hereto and, upon their delivery to the Lender in accordance with the provisions of Section 9.2, shall be free and clear of all Liens other than Permitted Encumbrances. Details of the share certificates representing the Initially Pledged Shares are also set forth in Schedule C.

         (g) OWNERSHIP OF ACQUIRED SHARES. Each of the Acquired Shares, when acquired by the Borrower will be beneficially owned by the Borrower free and clear of all Liens and contemporaneously with such acquisition, certificates representing such Acquired Shares shall be delivered to the Lender accompanied by stock powers of attorney with signatures guaranteed in a manner satisfactory to the Lender to be held as part of the Collateral under the Borrower's Security Agreement.

         (h) SPECIFIED OPTIONS. The Specified Options are beneficially owned by the Borrower free and clear of all Liens. Schedule C hereto sets forth details relating to each of the

              Specified Options including the date of issue, number of Common Shares subject thereto, the relevant vesting periods, the exercise price(s) thereof and the expiry date thereof and any terms and conditions affecting the right to exercise any Specified Options.

         (i) NAME AND LOCATION. The true the and correct name of each of the Obligors is as set forth on the execution pages of the relevant Credit Facility Documents. The address of the chief executive officer and sole place of business of each of the Guarantors is as follows:

                                4126 Norland Avenue
                                Burnaby, British Columbia
                                W5G 3S8

         (j) OWNERSHIP OF GUARANTORS. All the issued shares or other ownership interests of each of the Guarantors are beneficially owned by the Borrower free and clear of all Liens other than
              (i) a 0.21% limited partnership interest in LFLP owned by the Loewen Family Trust, (ii) a 0.01% limited partnership interest in LFLP owned by Loewen Development Corporation, all of the issued shares of which are owned by Loewen Capital Corporation, 50% of the issued shares of which are beneficially owned by each of the Borrower and his wife and (iii) a 0.01% limited partnership interest in LLP owned by Canadian Memorial Services Ltd. all of the issued shares of which are beneficially owned by the Borrower.

         (k) INTEREST IN THE CORPORATION. Set forth in Schedule H hereto are details of all of the securities of the Corporation (or securities exchangeable for or convertible into or exercisable for securities of the Corporation) beneficially owned or controlled by the Obligors and any Associate of the Obligors and not disclosed in Schedule C and, except as disclosed therein, no such Person has any right to acquire any additional securities of such type. Also set forth in such Schedule H are details of all of such securities acquired by any such Person during the 12 months preceding the Closing Date; the nature of the transaction in which such securities were acquired and, if acquired under any exemption from the prospectus or registration requirements of applicable securities laws, details of the applicable securities laws exemptions.

         (l) CONTROL. The Obligors, together with the Associates of the Obligor and any other Person with whom any of the Obligors or their Associates are acting jointly or in concert or who is part of a group established for the purpose of holding, disposing, acquiring or voting of any securities of the Corporation (or securities convertible into or exchangeable or exercisable for securities of the Corporation) do not own, and after the acquisition by the Borrower of up to a further 3,669,004 Common Shares as Acquired Shares, would not own, more than 20% of the issued and outstanding Voting Securities of the Corporation.

         (m) LISTING OF COMMON SHARES. The Common Shares are listed and posted for trading on The Toronto Stock Exchange, the Montreal Exchange and the New York Stock Exchange and the Borrower has no knowledge of any fact or matter which would adversely affect any such listing.

         (n) SHAREHOLDER AND SIMILAR AGREEMENTS. None of the Borrower, any Guarantor or any Associate of an Obligor, is subject to any shareholders agreement, voting trust agreement, option agreement (except as described in Schedule H), purchase agreement, sale agreement or similar agreement or arrangement, written or oral, with any other Person which governs or relates to the voting, acquisition, disposition or other dealing or holding of or in any securities of the Corporation (or securities convertible into or exchangeable or exercisable for any securities of the Corporation) and none of them is acting or has acted jointly or in concert (for the purposes of any Canadian securities laws) with any other Person in connection with the acquisition, voting or disposition or other dealing or holding of or in any such securities or is part of a group formed for any such purpose.

         (o) PROSPECTUS EXEMPTIONS. None of the Initially Pledged Shares have been acquired within the last 12 months pursuant to a prospectus exemption set forth in subsection 25(2) to the Regulation to the SECURITIES ACT (Ontario) or the equivalent provision of any other applicable securities laws.

         (p) THE CORPORATION. The Corporation is a corporation duly incorporated and validly existing under the laws of the Province of British Columbia and, is a reporting issuer in good standing under the securities laws of each of the Provinces of Canada (and has satisfied all of its disclosure, reporting and filing obligations under the Exchange Act). The authorized capital of the Corporation consists of 990,000,000 shares divided into 750,000,000 Common Shares, 40,000,000 Class A shares without par value and 200,000,000 First Preferred Shares without par value (1,000,000 First Preferred Shares being designated as 7.75% Cumulative Redeemable Convertible First Preferred Shares, Series A, 425,000 First Preferred Shares being designated as Convertible First Preferred Shares, Series B and 8,800,000 First Preferred Shares being designated as 6% Cumulative Redeemable Convertible First Preferred Shares, Series C), of which 73,391,194 Common Shares and 8,800,000 6% Cumulative Redeemable Convertible First Preferred Shares, Series C are issued and outstanding as fully paid and non-assessable. To the best of the Borrower's knowledge, after due inquiry, as of September 30, 1997 there were outstanding
              (i) under the Stock Option Plan options to acquire 2,287,600 Common Shares, (ii) under the 1994 Management Equity Investment Plan, options and purchase rights to acquire up to 3,700,200

              Common Shares and (iii) under the Employee Stock Option Plan (United States) and the 1994 Outside Director Compensation Plan options to acquire an aggregate of approximately 3,464,515 Common Shares, and except as noted above, the Corporation does not have outstanding any securities convertible into or exchangeable or exercisable for Common Shares.

8.2 NATURE OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set out in Section 8.1 shall survive the execution and delivery of the Credit Facility Documents and the making of each Drawdown and the Lender shall be deemed to have relied on the making of such representations and warranties when made or deemed to be made.

                                   ARTICLE IX
                              CONDITIONS PRECEDENT

9.1 CONDITIONS FOR CLOSING. The following conditions shall be satisfied on or prior to the Closing Date:

         (a) the Borrower will have delivered to the Lender a Net Worth Statement in form and substance reasonably satisfactory to the Lender;

         (b) the Lender shall have made such investigation of the business and affairs of the Borrower and of the Corporation and the security to be provided to under the Credit Facility as it deems appropriate (and the Borrower shall have cooperated with the Lender in such investigation) and, the Lender in its sole discretion, shall be satisfied therewith;

         (c) this Credit Facility Documents shall have been duly authorized (in the case of the Guarantors), executed and delivered to the Lender by the applicable Obligor and shall constitute legal, valid, binding and enforceable obligations of the Obligors.

         (d) each Guarantor shall have delivered to the Lender certified copies of its partnership agreement, constating documents and borrowing by-laws, the resolutions authorizing the Credit Facility Document to which it is a party, the incumbency of its signing officers signing the Credit Facility Documents to which it is a party and any documents to be provided by its pursuant to the provisions hereof;

         (e) the representations and warranties set forth in Section 8.1 shall be true and accurate in all material respects on and as of the Closing Date by reference to the facts and circumstances then existing;

         (f) no Default or Event of Default shall have occurred and be continuing nor shall any such event occur as a result of entering into of the Credit Facility Documents or the Drawdowns to be made on the Closing Date;

         (g) there shall have been delivered to the Lender an opinion or opinions of Borrowers' counsel dated the Closing Date as to the matters set forth in Schedule G, in form and terms satisfactory to the Lender and Lender's Counsel;

         (h) the Borrower shall have delivered to the Lender a duly executed power of attorney in respect of the Specified Options in the form of Schedule C to the Borrower's Security Agreement together with undated irrevocable elections in respect of the Specified Options duly executed by the Borrower, in each case, with signatures guaranteed in a manner satisfactory to the Lender;

         (i) all registrations and filings shall have been made which the Lender determines to be necessary or advisable to preserve and protect the security under the Security Documents;

         (j)  the Borrower shall have paid the Commitment Fee to the Lender;

         (k) all proceedings to be taken in connection with the transactions contemplated by the Credit Facility Document shall be reasonably satisfactory in form and substance to the Lender, and the Lender shall have received copies of all documents which the Lender may reasonably request in connection with said transactions and copies of the records of all corporate proceedings in connection therewith in form and substance reasonably satisfactory to the Lender;

         (l) the Borrower shall have delivered to the Lender a copy of his birth certificate;

         (m) the Borrower shall have delivered a currently dated certificate issued by the Ontario and British Columbia Securities Commissions certifying that the Corporation is a reporting issuer under the Ontario and British Columbia Securities Acts and is not in default by any requirements of such acts or the regulations thereunder; and

         (n) the Borrower shall have delivered a certificate of the registrar and transfer agent of the Corporation dated the Closing Date certifying the number and class of all then outstanding shares of the Corporation and securities convertible into or exchangeable or exercisable for shares of the Corporation.

9.2 CONDITIONS FOR DRAWDOWNS. The following conditions shall be satisfied by the Borrower at or prior to the time of each Drawdown of a Loan under the Credit Facility (other than (with respect to clause (a) below) a deemed drawdown of under the Interest Payment Facility pursuant to the provisions of Section 5.3).

         (a) the Borrower shall have given a Drawdown Notice to the Lender in accordance with the provisions of Section 3.2, 4.2 or 5.2, as the case may be;

         (b) the representations and warranties set forth in Section 8.1 shall be true and accurate in all material respects as of such date by reference to the facts and circumstances then existing;

         (c) no Default or Event of Default shall have occurred or be occurring nor shall any such event occur as a result of making such subsequent Drawdown;

         (d) in the event of a Drawdown under the Acquisition Facility, there shall have been delivered to the Lender certificates representing Acquired Shares (or the Lender shall otherwise obtain possession of such shares in a manner satisfactory to the Lender) together with stock powers of attorney duly executed in blank with signatures guaranteed in a manner satisfactory to the Lender;

         (e) in the event of a Drawdown under the Refinancing Facility, there shall have been delivered to the Lender certificates representing the Initially Pledged Shares previously securing indebtedness being repaid with such Drawdown (or the Lender shall otherwise obtain possession of such shares in a manner satisfactory to the Lender) together with stock powers of attorney duly executed in blank with signatures guaranteed in manner acceptable to the Lender;

         (f) the Borrower will not after giving effect to such Drawdown, be in contravention of Section 10.2 without reference to any applicable grace period specified therein; and

         (g) such documentation as the Lender may reasonably require releasing any security interest in the Collateral, and registrations and filings in respect thereof, in favour of any Persons other than the Lender.

9.3 WAIVER. The conditions set forth in Sections 9.1 and 9.2 are inserted for the sole benefit of the Lender and may be waived by the Lender in whole or in part, with or without terms or conditions.

                                   ARTICLE X
                       SECURITY, MARGIN, AND DISPOSITIONS

10.1 SECURITY DOCUMENTS. As security for the Obligations, both present and future, the Obligors shall deliver, or cause to be delivered, to the Lender, at or prior to the Closing, the following documents (referred to collectively as the "Security Documents"):

         (a) a security agreement (the "Borrower's Security Agreement") executed and delivered by the Borrower substantially in the form of Schedule D hereto;

         (b) an irrevocable and unconditional guarantee executed and delivered by the Guarantors guaranteeing the Obligations substantially in the form set out in Schedule F hereto;

         (c) a security agreement executed by each of the Guarantors substantially in the form of Schedule E annexed hereto;

         (d) an irrevocable power of attorney authorizing the Lender to exercise the Specified Options for and on behalf of the Borrower at any time during the continuation of an Event of Default in the form of Schedule C to the Borrower's Security Agreement.

10.2 MARGIN. The Borrower shall ensure that at all times the Margin Ratio of the Pledged Shares shall not be less than the Acceptable Margin Ratio. If at any time that the Margin Ratio shall be less than the Acceptable Margin Ratio, the Borrower shall, without notice from, or any other action of, the Lender, rectify such Default (a "Margin Default") within three Business Days thereafter and, in any event, immediately if the Margin Ratio shall become 1.15:1.0. or less (such period for rectification being referred to as the "Margin Grace Period"). The Borrower may at any time during a Margin Grace Period, by notice in writing to the Lender, request the Lender's consent to the Borrower's selling Pledged Shares and applying the net proceeds therefrom in prepayment of the Credit Facility and the provisions of Section 3.6 (other than clause (vi) of Section 3.6(b)) shall apply, MUTATIS MUTANDIS, to any such notice and to any such sale consented to by the Lender. If at any time, the Margin Ratio shall be less than the Acceptable Margin Ratio, the Lender may during the Margin Grace Period or at any time thereafter give notice to the Borrower (which may be verbal) that it intends, if the Margin Default is not rectified within the Margin Grace Period, to dispose of such number of the Pledged Shares as will give rise to net proceeds (after commissions and other costs at disposition), sufficient to provide additional security for and/or to make a prepayment on account of the Credit Facility as would result in the rectification of the Margin Default. Upon the giving of such notice and the expiry of the Margin Grace Period without rectification of the Margin Default, the Lender shall have the unfettered right to sell or otherwise dispose of such number of the Pledged Shares at market prices prevailing from time to time during such period of disposition to such person or persons and in such manner as the Lender hereby deems advisable and either to apply the net proceeds in prepayment of the Credit Facility and/or to hold such net proceeds as additional

Collateral; provided that prior to effecting any such disposition, the Lender will consult with the Borrower as to which of the Pledged Shares are to be disposed of, provided that the Lender shall only be required to consult for such period, if any, as, in its sole discretion, will not prejudice its ability to dispose of the Pledged Shares and does not adversely affect the value thereof and will have no obligation to consult if the Borrower shall be unavailable during such period. The Borrower hereby acknowledges that if the Margin Ratio shall at times be 1.15:1.0 or less, it shall be reasonable for the Lender to assume that the Pledged Shares shall decline speedily in value and the Borrower waives, to the fullest extent permitted by applicable law, any further rights it may have under applicable law in relation to any disposition of the Pledged Shares pursuant to this Section 10.2. The rights of the Lender under this Section shall be in addition to and not in substitution for any rights which may arise under Article XII.

10.3 DISTRIBUTIONS. All Distributions on the Pledged Shares (other than Normal Course Distributions payable when a Default shall not be continuing) shall be paid to the Lender to be applied as hereafter provided in this
Section 10.3. If at any time the Corporation shall determine to pay a Distribution on the Pledged Shares (other than a Normal Course Distribution payable when a Default shall not be continuing), the Obligors shall forthwith execute and deliver to the Lender such notices, directions and other documents and take such other actions as the Lender may require to ensure that all such Distributions are paid by the Corporation directly to the Lender or its nominee (which may include, but shall not be limited to, changing the address of the registered owner of such shares appearing in the records of the registrar and transfer agent thereof to an address specified by the Lender); provided the Lender may not, unless a Default shall be then continuing, require the registration of any securities forming part of any such Distribution in the name of the Lender or its nominee. Unless and until the occurrence of a Default which shall be continuing, the Obligors shall be entitled to receive all Normal Course Distributions on the Pledged Shares free and clear of the Lien of the Security Documents. All cash distributions other than Normal Course Distribution (and all cash Distributions while a Default is continuing), shall be applied, firstly in payment of Deferred Interest, if any, on the Loan Facility, secondly; on account of the outstanding principal amounts of the Refinancing Facility and the Interest Payment Facility and thereafter on account of the Basic Principal Amount of the Acquisition Facility in the manner referred to in Section 7.3(c) hereof. In the event that any cash Distribution referred to in the preceding sentence shall be made on or of the Pledged Shares beneficially and by a Guarantor, the Borrower shall take such actions and proceedings as will ensure that such amounts shall be paid to the Lender as provided in such sentence or, alternatively, shall make a separate payment to the Lenders in an amount equal to such cash Distributions, in what latter event, the Lender shall pay such cash Distributions to the applicable Guarantor. All non-cash Distributions (including without limitations dividends payable in securities or property) shall be held by the Lender as part of the Collateral as security for the Obligations of the Obligor or Obligors owning the Pledged Shares on which such non-cash Distribution shall have been made and the Obligors shall execute such documentation as may be necessary or desirable to ensure that the Lender has a first priority security interest therein.

10.4 VOTING RIGHTS. Until the occurrence of a Default which shall be continuing, the applicable Obligor may exercise all voting rights attaching to the Pledged Shares provided that no such exercise shall result in a contravention of Section 11.2(g). After the occurrence of a Default which is continuing, the Obligor shall have no right to vote or take any other action with respect to the Pledged Shares and the Lender may, but is not obligated to vote, take such other action with respect to any Pledged Shares.

                                   ARTICLE XI
                                   COVENANTS

11.1 AFFIRMATIVE COVENANTS. The Borrower covenants and agrees with the Lender that, so long as there is any obligation by any Obligors to the Lender under any of the Credit Facility Documents, unless the Lender otherwise consents in writing:

         (a) PUNCTUAL PAYMENT. The Borrower will duly and punctually pay or cause to be paid all amounts due and otherwise satisfy and cause to be satisfied, its and the Guarantor's Obligations under the Credit Facility Documents at the dates and places and in the manner provided therein.

         (b) FINANCIAL INFORMATION. The Borrower shall deliver, or cause to be delivered, to the Lender the following information:

                (i) as soon as available at the end of each financial quarter of the Corporation and in any event within 60 days after such financial quarter end, a consolidated balance sheet, statement of earnings and statement of changes in financial position of the Corporation, as of the end of such financial quarter or for such financial quarter, as the case may be, setting forth in each case in comparative form the figures for the previous financial quarter and the corresponding financial year to date;

               (ii) as soon as available and in any event within 45 days of each anniversary of the Closing Date a Net Worth Statement certified as being accurate and complete by the Borrower (which shall not disclose any material adverse change from the Net Worth Statement delivered to the Lender on the Closing Date);

              (iii) within 120 days after the end of each financial year of the Corporation, a copy of the audited consolidated financial statement of the Corporation for the respective financial year reported on by the independent auditors of the Corporation together with a Borrower's Certificate confirming that no Default or Event of Default has occurred and is then continuing and setting out all litigation matters related to the business of the Corporation in respect of which the Corporation has a possible exposure in excess of $1,000,000, or such other amount as is provided in the equivalent provision of the Senior Credit Facility, (in substantially the form of report provided by the Corporation to its lenders pursuant to the Senior Credit Facility) and confirming such matters are being diligently defended and are not expected, in the opinion of legal counsel of the Corporation, to have a material adverse effect on the business of the Corporation;

               (iv) copies of all materials forwarded by the Corporation from time to time to its shareholders or filed by the Corporation from time to time with any securities regulatory authority or stock exchange (including, without limitation, copies of materials relating to or notices of any proposed Distribution) at the time such materials are forwarded or filed, as the case may be; and

                (v) such other information respecting the condition or operations, financial or otherwise, of the Obligors or the Corporation as the Lender may from time to time reasonably request.

         (c) COMPLIANCE WITH LOANS. The Borrower, will and will cause the Guarantors to, comply with all applicable laws, non-compliance with which would have a material adverse effect on the Obligors, the Corporation or the Collateral, and duly observe in all material respects all Authorizations and valid requirements of Official Bodies.

         (d) DEFEND COLLATERAL. The Borrower will, and will cause the Guarantors to, maintain, and, as soon as reasonably practicable, defend his or their right, title and interest to the Collateral.

         (e) MAINTAIN PERFECTION. The Borrower will, from time to time at the request of the Lender, do or cause to be done all such acts and things and execute and deliver, or cause to be executed and delivered all such instruments, agreements, financing related as may be necessary or advisable to maintain the Liens provided for under or pursuant to the Security Documents as valid and perfected first priority Liens on the Collateral.

         (f)  [intentionally deleted].

         (g) OWNERSHIP AND CONTROL. The Borrower shall at all times maintain the ownership and control over the Guarantors referred to in Section 8.1(j).

         (h)  USE OF                                       The Borrower shall
              exclusively use the services of
              or any affiliated registrant in the United States
                          to obtain offers for and effect secondary market
              purchases of the Acquired Shares and in connection therewith
              shall pay             brokerage commissions at the normal
              published rates of            (or at such other rate as may be
              mutually agreed upon with the Borrower and             ).

         (i) ACQUISITION OF ACQUIRED SHARES. Not more than 3,669,004 Common Shares (as presently constituted) will be acquired as the Acquired Shares, and the Acquired Shares not will be acquired at a weighted average price of more than $30 per share without the prior written consent of the Lender.

         (j) PRESERVE EXISTENCE. The Borrower shall do or cause to be done all things necessary to preserve or maintain in good standing in full force and effect the existence of each of the Guarantors and all rights and all Approvals necessary to comply with the Credit Facility Documents and to effect the transactions contemplated thereby.

         (k) NOTIFICATIONS. The Borrower shall notify the Lender promptly of:

                (i) any material change or proposed material change to the terms and conditions of the Stock Option Plan;

               (ii) any Default or Event of Default or any event or circumstance which could reasonably result in a Default or Event of Default or in any of the representations and warranties contained in any of the Credit Facility Documents becoming untrue or incorrect in any material respect;

              (iii) any change of the name of any of the Obligors or of the chief executive office or place of business of any of the Guarantors; and

               (iv) any action, suit, proceeding, investigation, judgment, order, writ, injunction, decree, rule or regulation of the type referred to in Section 8.1(e).

         (l) TAXES. The Borrower will, and will cause each of the Guarantors to, duly file on a timely basis all tax returns required to be filed by the Borrower or any of the Guarantors and to pay or cause to be paid on a timely basis all taxes that are due and payable, and all assessments and governmental charges, penalties, interest and fines relating thereto payable by the Borrower or any of the Guarantors.

         (m) COMPLIANCE WITH SECURITIES LAWS. The Borrower will comply in all material respects all the applicable securities laws and stock exchange requirements in connection with the pledge or the acquisition of the Acquired Shares and the pledge of the Pledged Securities under the Secured Loans and all such purchases of the Acquired Shares shall be effected through open market purchases and shall not be acquired under any exemption from the prospectus or registration requirements of applicable Canadian and U.S. securities laws.

11.2 NEGATIVE COVENANTS. The Borrower covenants and agrees with the Lender that, so long as there is any Obligation of any of the Obligors to the Lender under any of the Credit Facility Documents, unless the Lender otherwise consents in writing:

         (a) RESTRICTION ON INDEBTEDNESS. The Borrower shall not, and shall not permit the Guarantor to, create, incur, guarantee, assume or otherwise become or continue to be liable for any Debt (other than Debt under the Credit Facility Documents) which would result in the aggregate of such Debt of the Obligors at any time exceeding Cdn. $20,000,000 (or the equivalent in any other currency).

         (b) RESTRICTIONS ON DISPOSITION. Except as expressly permitted hereby, the Borrower shall not, and will not permit the Guarantors to:

                (i) sell, assign, transfer, or otherwise dispose of any Collateral or any interest therein or agree to do any of the foregoing; or

               (ii) create, assume or suffer to exist any Lien upon the Collateral other than Permitted Encumbrances or agree to do any of the foregoing;

         (c) NO ADDITIONAL SECURITIES. The Borrower will not, and will not permit the Guarantors or any Associate of any of the Obligors, either individually or jointly or in concert with any other Person to acquire, or to become a part of a group which shall acquire or own, any securities of the Corporation (or securities convertible into or exchangeable or exercisable for securities of the Corporation) other than the Acquired Shares and options to purchase Common Shares acquired by the Borrower from the Corporation in the ordinary course and on a basis consistent with prior practice and Common Shares issued upon the exercise of any existing or future stock options held by the Borrower from time to time; provided that neither the acquisition of such options nor the issue of Common Shares upon the exercise of any existing or future stock options would result in a Default or Event of Default; and further provided, that the Borrower shall not exercise any such stock options unless prior thereto there shall have been delivered to the Lender a legal opinion of counsel acceptable to the Lender similar to the legal opinion to be delivered on the Closing Date as to the matter referred to in clause 6 of Schedule G taking into consideration the issue of Common Shares issuable upon such exercise; and further provided that any Common Shares issued upon the exercise of any of the Specified Options shall be forthwith delivered to the Lender in accordance with Section
              10.3 accompanied by stock powers of attorney duly executed in blank with signatures guaranteed in a manner acceptable to the Lender to be held by it as part of the Collateral.

         (d) NO ACTING IN CONCERT. The Borrower shall not, and shall not permit any Guarantor or any Associate of any of the Obligors to become party to any shareholders' agreement, voting trust agreement, option agreement (except as described in Schedule H and as referred to in Section 11.2(c)), purchase agreement, sale agreement or similar agreement (written or oral) with any other Person which governs or relates to the voting, acquisition, disposition or other dealing or holding of or in any securities of the Corporation (or any securities convertible into or exchangeable or exercisable for any securities of the Corporation) and none of them will act jointly or in concert (as such term is applied for the purposes of any Canadian securities laws) with any other Person in connection with the acquisition, voting, disposition, or other dealing in or holding of the any such securities or become part of a group established for any such purpose.

         (e) NO MERGERS. The Borrower will not cause or permit any Guarantor to amalgamate, merge, liquidate or dissolve or to sell or to otherwise dispose of all or any substantial part of its assets.

         (f) VARIATION OF SPECIFIED OPTIONS. The Borrower will not authorize, approve or consent to any material amendment or variation of the Stock Option Plan or any of the Specified Options which would change any of the rights of the Borrower under the Specified Options or adversely affect the value of the Specified Options as security for the Obligations.

         (g) VOTING. The Borrower will not, and will not permit any Guarantor to, exercise any voting or other rights attaching to the Pledged Shares which could reasonably be expected to have an adverse effect on the value of the Collateral.

                                  ARTICLE XII
                               EVENTS OF DEFAULT

12.1 ACCELERATION. If any Event of Default shall occur and be continuing, the entire principal amount of the Loans then outstanding (including the Total Principal Amount of the Acquisition Facility and all accrued and unpaid interest thereon (including Deferred Interest) and all other payments due hereunder or under any of the other Credit Facility Documents by any of the Obligors shall, at the option of the Lender, become immediately due and payable with interest thereon at the rate or rates determined as herein provided, to the date of actual payment thereof, all without notice, presentment, protest, demand, notice of dishonour or any other demand or notice whatsoever to the Obligors or any of them, all of which are hereby expressly waived (the date on which shall exercise such option being herein referred to as the "Loan Acceleration Date"). In such event the Lender may, in its discretion, exercise any right or recourse and/or proceed by any action, suit, remedy or proceeding against the Obligors authorized or permitted by law for the recovery of all the

Obligations and proceed to exercise any and all rights hereunder and under the Security Documents and no such remedy for the enforcement of the rights of the Lender shall be exclusive of or dependent on any other remedy but any one or more of such remedies may from time to time be exercised independently or in combination.

12.2 REMEDIES CUMULATIVE AND WAIVERS. For greater certainty, it is expressly understood and agreed that the respective rights and remedies of the Lender hereunder or under any other document or instrument executed pursuant to this Agreement, including the Security Documents, are cumulative and are in addition to and not in substitution for any rights or remedies provided by law or by equity; and any single or partial exercise by the Lender of any right or remedy for a default or breach of any term, covenant, condition or agreement contained in this Agreement or other document or instrument executed pursuant to this Agreement, including the Security Documents, shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Lender may be lawfully entitled for such default or breach. Any waiver by the Lender of the strict observance, performance or compliance with any terms, covenant, condition or agreement herein contained or contained in the Security Documents, any other instrument or document delivered hereunder or thereunder and any indulgence granted, either expressly or by course of conduct, by the Lender shall be effective only in the specific instance and for the purpose for which it was given and shall be deemed not to be a waiver of any rights and remedies of the Lender under this Agreement or under the Security Documents, or under any other instrument or document delivered hereunder or thereunder as a result of any other default or breach hereunder of thereunder.

12.3 SET-OFF. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights as they relate to indebtedness other than the Obligations, the Lender is authorized upon the occurrence of an Event of Default which is continuing, without notice to the Obligors or to any other Person, any such notice being expressly waived, to set-off and to appropriate and to apply any and all deposits, matured or unmatured, general or special and any other indebtedness at any time held by or owing by the Lender to or for the credit of or the account of any Obligor against and on account of the Obligations due and payable to the Lender under any of Credit Facility Documents including without limitation, all claims of any nature or description arising out of or connected with this Agreement.

                                  ARTICLE XIII
                      COSTS, EXPENSES AND INDEMNIFICATION

13.1 COSTS AND EXPENSES. The Borrower shall pay promptly all costs and expenses incurred by the Lender in connection with negotiation, preparation, execution, delivery and administration of the Credit Facility Documents and the other documents to be delivered hereunder including, without limitation, the fees and out-of-pocket expenses of the Lender's Counsel. The Borrower further agree to pay all reasonable costs and expenses (including reasonable fees and expenses of counsel, accountants and other experts) in connection with the preservation or enforcement of rights and remedies under the Credit Facility Documents and the other documents delivered hereunder including, without limitation, all reasonable costs and expenses sustained by them as a result of any failure by any of the Obligors to perform or observe their respective obligations contained in any of the Credit Facility Documents and the other documents delivered hereunder and thereunder.

13.2 INDEMNIFICATION BY THE BORROWER. In addition to any liability of the Borrower to the Lender under any other provision hereof, the Borrower shall indemnify that Lender and hold that Lender harmless against any reasonable costs or expenses incurred by the Lender, as a result (i) of any failure by any Obligor to fulfil any of its obligations in any of the Credit Facility Documents in the manner provided therein including, without limitation, any cost or expense incurred by reason of the liquidation or re-employment in whole or in part of deposits or other funds required by the Lender to fund or maintain any Loan as a result of the Borrower's failure to complete a Drawdown or to make any repayment or other payment on the ate required hereunder or specified by it in any notice given hereunder; (ii) such Obligor's failure to pay any other amount including, without limitation, any interest or fee, due from it hereunder on its due date; or (iii) the repayment or repayment of a LIBOR Loan or BA Rate Loan otherwise than on the last day of its Interest Period. The Borrower shall also indemnify the Lender from and against all losses, liabilities, damages, penalties, costs and expenses (including consequential damages and loss of profits) ("Losses"), imposed on or incurred or suffered by the Lender or any of its directors, officers, employees or agents as a consequence of or relating to or arising out of any inaccuracy or breach by the Borrower of its representations and warranties in Section 8.1(l) and (n) or of its covenants in Sections 11.2(c) and (d) hereof, including Losses arising under any applicable securities laws or stock exchange rules, or in relation to any investigation or proceeding thereunder, as a result of the Lender's reliance upon any such representations, warranties and covenants in connection with any disposition of any Pledged Securities.

                                  ARTICLE XIV
                                    GENERAL

14.1 SURVIVAL. All covenants, agreements, representations and warranties made in any of the Credit Facility Documents or in certificates delivered in connection therewith by or on behalf of the Obligors or any of them shall survive the execution and delivery of this Agreement and the making of Drawdowns hereunder and shall continue in full force and effect so long as there is any obligation of Obligors to the Lender under any of the Credit Facility Documents.

14.2     NOTICES.

    (a) Unless otherwise specified herein, all notices, requests, demands or other communications to or from the Obligors under any of the Credit Facility Documents shall be in writing and shall be personally delivered or faxed to the addresses as follows:

              (i)  To the Borrower or any Guarantor:
                   c/o Raymond L. Loewen
                   4126 Norland Avenue
                   Burnaby, British Columbia
                   V5G 3S8




             (ii)  To the Lender:

                   6th Floor
                   161 Bay Street
                   P.O. Box 500
                   Toronto, Ontario
                   M5J 2S8

                   Attention:  P. Kenneth Kilgour
                   Telecopier No.:  (416) 594-8037

or at such other address or to such other individual as an Obligor may designate by notice to the Lender or the Lender may designate by notice to the Obligors. All deliveries required by any Credit Facility Document shall be made to the applicable Obligor, or to the Lender, as the case may be, at the places specified in this Section for the delivery of notices, requests, demands or communications.

    (b) Any written communication or document to be made or delivered pursuant to any Credit Facility Document shall be made or delivered to the applicable person at the address or fax number indicated in Section 14.2(a) above and shall in any event be deemed to have been made or delivered, in the case of any communication made by fax, when dispatched and an appropriate verbal or written confirmation of receipt is received or, in the case of any other form of written confirmation, when actual received.

14.3 AMENDMENT AND WAIVER. This Agreement and documents collateral hereto may be modified or amended and a waiver of any breach of any term or provision of this Agreement shall be effective only if the Borrower and the Lender so agree in writing.

14.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

14.5 COURTS. Any legal action or proceeding with respect to the Credit Facility Documents against the Obligors and any of them may be brought in the courts of the Province of Ontario or British Columbia which courts the parties hereto acknowledge irrevocable to be a convenient forum for the resolution of any such legal action or proceeding. The Borrower hereby accepts, for himself and in respect of his assets and revenues, generally and unconditionally the non-exclusive jurisdiction of the aforesaid courts.

14.6 FURTHER ASSURANCES. The Borrower shall promptly cure, and shall cause the Guarantors to promptly cure, any default in his or their execution and delivery of any Credit Facility Document or in any of the other instruments referred to or contemplated herein to which it is a party. The Borrower, at its expense, will promptly execute and deliver, or cause the Guarantors to execute and deliver, to the Lender, upon request, all such other and further documents, agreements, certificates and instruments in compliance with, or accomplishment of the covenants, and agreements of the Obligors under the Credit Facility Documents or more fully to state the obligations of the Obligors as set out therein or to make any recording, file any notice or obtain any consents, all as may be necessary or appropriate in connection therewith. When there is no longer any obligation of any of the Obligors to the Lender under the Credit Facility Documents, the Lender shall at the request and expense of the Borrower execute all such discharges and things as are reasonably necessary to discharge the security interests granted to the Lender pursuant to the Credit Facility Documents.

14.7 ENFORCEMENT AND WAIVER BY THE LENDER. The Lender shall have the right at all times to enforce the provisions of this Agreement and any agreement to be delivered pursuant hereto in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of the Lender in refraining from so doing at any time or times. The failure of the Lender at any time or time to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner, modified or waived the same. All rights and remedies of the Lender are cumulative and concurrent and the exercise of any right or remedy shall not be deemed a waiver or release of any other right or remedy.

14.8 EXECUTION IN COUNTERPARTS. Any Credit Facility Document may be executed in counterparts, each of which shall be considered an original and all of which counterparts taken together shall constitute a single agreement.

14.9     JUDGMENT CURRENCY.

    (a) If for the purpose of obtaining or enforcing judgment against any of the Obligors in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 14.9 referred to as the "Judgment Currency") an amount due in United States Dollars or Canadian Dollars under this Agreement, the conversion shall be made at the Equivalent Amount prevailing on the U.S. Banking Day immediately preceding:

              (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

             (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 14.9(a)(ii) being hereinafter in this Section
                   14.9 referred to as the "Judgment Conversion Date").

    (b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 14.9(a)(ii)], there is a change in the Equivalent Amount prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable Obligor shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Equivalent Amount prevailing on the date of payment, will produce the amount in United States Dollars or Canadian Dollars, as the case may be, which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Equivalent Amount prevailing on the Judgment Conversion Date.

    (c) Any amount due from the Borrower under the provisions of Section 14.9(b)] shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Agreement or any of the other Credit Facility Documents.

14.10 ASSIGNMENTS AND TRANSFER. This Agreement shall be binding upon and enure to the benefit of the Borrower, and his respective heirs, representatives, executors and permitted assigns and the Lender and its successors and assigns. The Borrower shall not have the right to assign his rights hereunder or any interest herein without the prior written consent of the Lender, which consent may be arbitrarily withheld. The Lender from time to time, after notice to the Borrower, may assign or grant a participation in all of or any undivided portion of its interest in its rights and obligations under this Agreement and the other Credit Facility Documents to any Person on such terms and conditions as the Lender shall approve in its sole discretion and give information provided to it by the Borrower or any other Person to such proposed assignees or participants; provided, that prior to the occurrence of a Default, the Lender may not assign more than 49.9% of its interest in its rights and obligations under the Agreement and the other Credit Facility Documents without the prior written consent of the Borrower, such consent not to be unreasonably withheld.

14.11 INVALIDITY. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or unenforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date first above written.

SIGNED, SEALED AND           )
DELIVERED in the             )
presence of:                 )    By: _______________________________
                             )         Raymond L. Loewen
                             )


                                       [Lender]

                                  By: ________________________________


                                      ________________________________